UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2013

ZION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33228	20-0065053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of principal executive offices, including Zip Code)

214-221-4610
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On November 25, 2013, Zion Oil & Gas, Inc. (the “Company”) extended to 5:00 PM, Eastern Time, on February 28, 2014 the period in which units (each a “Unit” and collectively the “Units”) of the Company’s securities can be purchased under the Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Each Unit consists of (i) one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) one warrant to purchase one additional share of Common Stock at an exercise price of $2.00 (the “Warrant” and collectively, the “Warrants”). Accordingly, the Warrants will become first exercisable on the 31st day following the Unit Option Termination Date (i.e., on March 31, 2014) and continue to be exercisable through March 31, 2019 at a per share exercise price of $2.00. The Warrants are not exercisable prior to such date. In addition, the Company has implemented a new online enrollment and Plan payment provision. Except for the extension through 5:00 PM, Eastern Time, on February 28, 2014 of the period in which the Units can be purchased under the Plan, the consequent revision of the Warrant exercise and trading day to March 31, 2014 with expiration on March 31, 2019 and the implementation of the online enrollment and Plan payment provisions, the terms of the Plan remain unchanged.

The Plan is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with the SEC and became effective on May 26, 2011. The offering under the Plan is being made solely by means of the prospectus and prospectus supplement, as amended, that was filed with the SEC on March 27, 2013. Additional information regarding the Plan is set forth in the prospectus supplement, as amended, that was filed with the SEC on March 27, 2013.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01.  Financial Statements And Exhibits

(d) Exhibits:

Exhibit 99.1 – Press release dated November 25, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: November 25, 2013

Zion Oil and Gas, Inc.

	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
President and Chief Operating Officer

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